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                                                                    EXHIBIT 14.1

                              WSI INDUSTRIES, INC.

                        CODE OF ETHICS & BUSINESS CONDUCT
                                  INTRODUCTION

Our Commitment               We are committed to conducting our business
                             lawfully and ethically.

The Code It is not possible to develop a detailed set of rules, policies or procedures that cover all circumstances. The best guidelines are individual integrity, common sense and compliance with law. This Code of Ethics & Business Conduct (the "Code") provides a basic guide to assist our management, employees and others acting on our behalf in understanding their responsibilities.

Applicability of Code        This Code applies to each of our directors,
                             officers, employees and other representatives. We will inform our independent distributors, dealers and agents of the importance of adhering to the provisions and principles of this Code.

                    OUR RESPONSIBILITIES FOR HONEST BUSINESS

Ethical Conduct              Our reputation for legal and ethical behavior is
                             one of our most valuable assets. We are all responsible for safeguarding this important asset.

                             We have a policy of strict compliance with all laws, whether federal, state, local or foreign. The highest standards of moral and ethical behavior are essential to maintaining our good reputation. We do not tolerate unethical or dishonest conduct.

Conflicts of Interest        We are committed to avoid influences, interests or
                             relationships that might adversely affect our business or distort our business judgment. Business decisions are based upon the best interests of our company.

                             While it is not possible to develop a comprehensive set of rules covering all circumstances, the following are examples of activities which could be considered a conflict of interest if undertaken by directors, officers, employees and other representatives or members of their household:

                             - Owning a substantial interest in or providing services as a director, manager, consultant, employee or independent contractor to any outside concern that does business with WSI or is in a competing business, except with the specific prior knowledge and consent of the CEO.*


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                             - Employees engaging in any outside employment
                             which is in conflict with an essential
                             business-related interest or which requires significant time, attention or energy, except with the specific prior knowledge and consent of the CEO.

                             - Accepting gifts (other than gifts of nominal value), favors, compensation, loans, excessive entertainment or other similar activities from our competitors or from any other company or person that does business or seeks to do business with WSI.

                             - Representing WSI in any transaction with a person or organization in which directors, officers, employees and other representatives or members of their household have a direct or indirect personal interest or may derive a benefit.

                             - Competing directly or indirectly with WSI in the design, manufacture, marketing, purchase or sale of products or property rights or interests.

                             - Using or revealing (without proper authorization) any confidential product information, confidential financial information or other confidential information concerning our plans, decisions or activities, including information which is not available to the general public and which could be considered of some importance in a decision whether to buy or sell our stock or our business partners' securities.

                             - Taking advantage of any business opportunity which would rightfully belong to WSI.

                             Additional guidelines and more detailed information regarding some of the above examples can be found at the "Confidential Information" and "Insider Trading" sections of this Code.

                             * Our officers and directors must obtain this consent from the Audit Committee.

Undue Influence or Bribery   It is illegal to pay or receive a bribe intended to
                             influence business conduct. Use of Company funds or property to bribe or unduly influence any decision by a director, officer, employee or agent of another company or any governmental employee or official is strictly prohibited.

Gifts Acceptance of gifts, offers of travel, or unusual hospitality from any person or organization in connection with any transaction with WSI is not permitted. It is permissible to receive unsolicited gifts of nominal value or customary hospitality from persons or entities doing business with WSI when it is clear that no intent is being made to influence or obligate.


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                             Business courtesies such as meals, transportation
                             and entertainment shall be modest in amount and related to a legitimate purpose. No director, officer or employee shall provide entertainment, meals or gratuities to any customer or other business associate (or group thereof) of the Company of more than nominal value, or give any gift to such a person or group, without first obtaining written approval from the CEO. No business courtesies shall be given with either an explicit or implicit understanding to use or purchase the Company's products.

Company Resources            Our telephones, email and mail services are to be
                             used for Company business. Personal telephone calls and email should be limited. Employees incurring business expenses are expected to exercise good judgment with respect to all expenses. All employees are expected to determine the most economical means of obtaining transportation, lodging, meals, etc. Employees should spend WSI's money as carefully and judiciously as they would their own.

                     OUR RESPONSIBILITIES IN OUR MARKETPLACE

Fair Competition and         The primary antitrust concerns in our segment of
Antitrust                    the industry lie in the communications with our
                             competitors, and business practices with our customers. Our competitors include anyone in our geographic markets manufacturing or selling the same or similar products that we manufacture or sell. Our customers are companies that purchase our products.

                             We are required to comply with antitrust and unfair competition laws. These laws are complex and vary considerably from country to country. The following activities are generally prohibited under these laws:

                             - Agreements with competitors that harm customers, including price fixing and allocations of customers or contracts.

                             - Agreements that unduly limit a customer's ability to sell a product, including establishing the resale price of a product or service, or conditioning the sale of products on an agreement to buy other of our products and services.

                             - Attempts to monopolize, including pricing a product below cost in order to eliminate competition.

                             - Use of theft, deceit, or subterfuge in order to obtain information.

                             - Engaging in illegal kickbacks, tying, refusals to deal, price discrimination or other illegal competitive practices.

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                             Employees may not discuss information with our
                             competitors relating to such subjects as projected sales for any specific product or service, revenues or expenses, pricing strategies, personnel situations and other proprietary information. Employees may not disclose to customers, confidential information regarding company wide sales projections or financial information not available to the general public.

                             Questions whether particular conduct is appropriate should be addressed to the CEO.

Sales and Marketing          Our goal is to build long-term relationships with
                             our customers by demonstrating honesty and integrity. Our marketing and advertising will be accurate and truthful. Deliberately misleading messages, or omissions of important fact are never acceptable.

Product Quality and Safety   Compliance with our quality processes and safety
                             requirements is essential to maintain our valuable reputation and to meet our own standards of meeting or exceeding customer expectations.

                        OUR RESPONSIBILITIES TO EMPLOYEES

Respect Our employees make a difference in our performance as a company. Without dedicated employees, we would be unable to serve our customers. WSI and its partners are required to be in compliance with all requirements of applicable labor laws - including those regarding occupational health and safety, equal opportunity employment, sexual harassment, rates of pay and overtime.

Equal Opportunity            We are an equal opportunity employer. We are
                             committed to providing a work environment that is free from discrimination and harassment prohibited by law, whether verbal, physical or visual.

Safety We are committed to complying with Occupational Safety and Health Administration Requirements
                             (OSHA) requirements to provide a safe and healthy work environment. We will promptly correct any safety problems in the workplace. Employees are expected to report all accidents to the appropriate supervisors or management, no matter how slight.

                   OUR RESPONSIBILITY FOR COMPANY INFORMATION

Confidential Information     Our success depends upon our ability to maintain
                             certain information in confidence. That information includes any non-public information relating to the Company, our customers and suppliers, or anyone else who receives information as part of a business relationship. Non-public information about past results


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                             and anticipated future plans should be protected.
                             Confidential information should not be disclosed to anyone outside of the Company or to anyone inside the Company who does not have a need to know that information.

                             We must protect customer information that is sensitive, private or confidential just as carefully as our own. Only those who have a need to know should have access to confidential information.

                             Our employees are expected to cooperate with reasonable requests for information from government agencies and regulators, and to consult with management before responding to any non-routine requests. All information provided must be truthful and accurate.

Disclosure of Corporate      Our financial information is not to be released to
News and Information         anyone unless it is included in an externally
                             published report, or otherwise made generally available to the public. Questions concerning the disclosure of confidential information should be referred to the CEO. Confidential business matters should never be discussed with representatives of the media or in any other public forum. All media inquiries or requests for information from financial analysts or our shareholders should be referred to the CEO.

Insider Trading              The purchase or sale of our securities (or the
                             securities of our suppliers) is prohibited for those who are in possession of material information which has not been disclosed to the general public.
                             This rule also applies to family members. Violation of this policy is also a violation of the law.

                             Information should generally be regarded as "material" if there is a likelihood that it would be considered important by an investor in making a decision regarding purchasing, selling or holding the securities. The analysis of whether information is material requires the consideration of many factors. Examples might include unreleased sales and/or earnings figures, projections of future earnings or losses, news of a pending or proposed merger or asset purchase, a major new contract or lawsuit, a change in dividend policies, a change in management, and news of a significant sale of assets or the disposition of a subsidiary. Either positive or negative information may be material.

                             Disclosure of material inside information to others who then trade in securities is also prohibited. The potential penalties apply to those who trade on the basis of the "tipped" information as well as those responsible for supplying information (even if the tipped information is received from, and supplied to, persons outside of the Company).


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                             Our Board of Directors and executive officers must
                             comply with additional requirements when trading in our securities. Those requirements include the avoidance of "short swing" trading and the filing of periodic reports relating to their trading activities.

                             There are no exceptions to this policy and its violation may result in serious criminal and civil penalties, in addition to disciplinary action or discharge.

Personal Investments         Transactions that create the appearance that an
                             individual working for WSI may be improperly benefiting from his or her relationship with WSI or violating his or her fiduciary responsibilities should be avoided. This policy applies equally to investments by immediate family members.

                  OUR RESPONSIBILITIES FOR ACCURATE BOOKKEEPING

Accurate Records             Company books and records shall be properly
                             maintained and shall accurately reflect all transactions. No undisclosed or unrecorded funds or assets shall be established for any purpose. All contracts under which funds are disbursed shall accurately state the purposes for which these funds are paid and shall not be misleading. Our financial statements and other disclosures shall be full, fair, accurate, timely and understandable.

Foreign Corrupt Practices    We are subject to the Foreign Corrupt Practices Act
Act Requirements             of 1977 (the "FCPA"). Our policy is to strictly
                             comply with the provisions of the FCPA, which establishes certain accounting requirements and prohibits the bribery of foreign governmental officials.

                             Through the FCPA we are subject to two interrelated accounting requirements. First, the FCPA requires that we maintain books, records and accounts which fairly and accurately reflect our transactions and dispositions of assets in reasonable detail. This requirement is designed to improve the accuracy of our financial records and the audits that represent the cornerstone of our financial disclosures. Second, the FCPA requires that we devise and maintain a system of internal accounting controls that are sufficient to provide reasonable assurances that our bookkeeping and accounting objectives will be attained.

                             The FCPA also prohibits WSI from directly or indirectly giving anything of value to foreign government officials, foreign political parties, candidates for political office, or any person where the payment will inure to the benefit of any of the above parties for the purpose of obtaining special treatment from a foreign government official, even if the payment is requested by that person or organization.

Records Retention            We have established and maintain a formal records
                             retention and disposal policy. You should be aware of and comply with


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                             this policy and understand the procedure for the
                             retention of business documents.

                             Never alter or destroy documents or records in response to an investigation or other lawful request.

               OUR RESPONSIBILITIES FOR OUR INTELLECTUAL PROPERTY

Protection of Our            We protect our intellectual property by taking
Intellectual Property        appropriate steps to protect our proprietary
                             information.

Intellectual Property        Any inventions, designs, discoveries, ideas,
and Your Employment          concepts, works of authorship and trade secrets
                             created during the employment relationship - or which arise out of an employee's work or are created using an employer's time, materials or assets - are owned by the employer. Employees are expected to cooperate with WSI in documenting our ownership of all intellectual property developed during the employment relationship.

Intellectual Property        Industrial espionage or acquisition of proprietary
Rights of Others             information about other companies or their products
                             and technology through improper means is strictly prohibited. Confidential disclosure of trade secrets of a technical or business nature from an outside source should be received under the terms of a written agreement that spells out our obligations and rights with respect to the use and protection of the information.

================================================================================
Under federal law, WSI Industries, Inc. may not discharge, demote, suspend, threaten, harass, or in any other manner discriminate against an employee in the terms and conditions of employment because of any lawful report regarding a violation of any rule or regulation of the Securities or Exchange Commission or any federal law relating to fraud against shareholders of WSI.
================================================================================

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                              WSI INDUSTRIES, INC.
              POLICY ON REPORTING AND INVESTIGATING ALLEGATIONS OF
                    SUSPECTED IMPROPER ACCOUNTING ACTIVITIES

                                I. INTRODUCTION

         WSI Industries, Inc. (the "Company") is committed to compliance with the laws and regulations to which it is subject and to promulgating Company policies and procedures to interpret and apply these laws and regulations. This policy governs reporting and investigation of allegations of suspected Improper Accounting Activities and represents the Company's policy under Section 806 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and its procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters under Section 301 of Sarbanes-Oxley.

         This policy does not change the employment relationship between the Company and its employees, but clarifies the responsibility for conducting investigations for certain activities under Section 806 of Sarbanes-Oxley. Individual employee complaints regarding terms and conditions of employment will continue to be reviewed under applicable personnel policies. Any allegations of Improper Activities covered under this policy may result in disciplinary charges against an employee. In all instances, the Company retains the prerogative to determine when circumstances warrant an investigation and the appropriate investigative process to be employed.

                                 II. DEFINITIONS

A. PROTECTED DISCLOSURE

         Section 806 of Sarbanes-Oxley imposes civil liability on a company that retaliates against any employee who:

         1. provides information, causes information to be provided, or otherwise assists an investigation regarding information the employee reasonably believes constitutes wire fraud, mail fraud, bank fraud, or a violation of the new securities fraud statute that is part of Sarbanes-Oxley, of any Securities and Exchange Commission ("SEC") rule or regulation, or of any federal rules relating to fraud against shareholders, with respect to information provided to, or investigations conducted by, among others, "a person with supervisory authority over the employee (or such other person working for the employer who has the authority to investigate, discover, and terminate misconduct)", or

         2. files, causes to be filed, testifies, participates in, or otherwise assists in a proceeding filed or about to be filed (with any knowledge of the employer) relating to any of the matters in (1) above.




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B. IMPROPER ACTIVITIES/IMPROPER ACCOUNTING ACTIVITIES/IMPROPER SECURITIES
ACTIVITIES


         Improper Activities include:


         1. Wire fraud, mail fraud, bank fraud, any violation under the new securities fraud statute that is part of Sarbanes-Oxley, any violation of an SEC rule or regulation, or federal rules relating to fraud against shareholders.

         2. Questionable accounting, internal controls and auditing matters or any fraud whether or not material, that involves management or other employees who have a significant role in internal controls, or any matter which is the result of or relates to a significant internal control deficiency or material weakness in internal controls.

         3. Any conduct that is dishonest and unethical, conflicts of interest, and disclosures in SEC reports and other public disclosures that are not full, fair, accurate, timely and understandable.

         4. Violations of any other law, rule, regulation or the Company's Code of Ethics & Business Conduct or violation of Nasdaq listing standards.

            For the purposes of this policy, Improper Activities described in Paragraphs 1 and 3 above will be referred to as "Improper Securities Activities" and Improper Activities described in Paragraph 2 above will be referred to as "Improper Accounting Activities."

C. WHISTLEBLOWER

         A person or entity making a protected disclosure is commonly referred to as a "whistleblower." Whistleblowers may be Company employees (management or staff), applicants for employment, vendors, contractors or the general public. The whistleblower's role is as a reporting party. They are not investigators or finders of fact, nor do they determine the appropriate corrective or remedial action that may be warranted.

D. AUDIT COMMITTEE

         The Audit Committee is a committee of the Board of Directors responsible for monitoring the Company's financial accounting and reporting, the system of internal controls by management and the adequacy of auditing relative to these activities. The Company has designated the Audit Committee with the primary responsibility to investigate allegations of suspected Improper Accounting Activities or suspected Improper Activities involving a member of the Board of Directors or an officer of the Company. The Audit committee is designated to receive these reports from employees and non-employees of the Company.

          III. REPORTING ALLEGATIONS OF SUSPECTED IMPROPER ACTIVITIES

A. FILING A REPORT

         1. Normally, a report by an employee of allegations of a suspected Improper Activity (other than an Improper Accounting Activity) should be made to the reporting employee's immediate Supervisor or to the CEO, except when the alleged Improper Activities involve


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                  a member of the Board of Directors or an officer of the
                  Company, such reports should be made in writing to the Audit Committee, c/o John Lawson, Schechter Dokken Kanter, Suite 1600, 100 Washington Avenue South, Minneapolis, MN 55401 and mark the envelope "Attention: WSI Audit Committee."

                  Under Section 301 of Sarbanes-Oxley, reports of allegations of suspected Improper Accounting Activities may be made anonymously to the Audit Committee in the same manner as provided above. All reports made to the Audit Committee should be marked "Attention: WSI Audit Committee."

         2. Reports by persons who are not Company employees shall be made to the CEO or as provided in paragraph 1 above.

B. ROLE OF THE CHIEF EXECUTIVE OFFICER AND/OR IMMEDIATE SUPERVISOR

         1. Managers, administrators and employees in supervisory roles shall report to the CEO any allegations of suspected Improper Activities, whether received as a protected disclosure, reported by their subordinates in the ordinary course of performing their duties, or discovered in the course of performing their own duties.

         2. The CEO shall consult with members of the Audit Committee as necessary in fulfilling his/her reporting responsibility and will inform the Audit Committee of all reports made and any actions taken by the CEO to investigate or resolve the matter.

         3. The CEO will make a written report to the Audit Committee if the matter alleges an Improper Activity by a director or officer.

         4. To the extent possible within the limitations of law and policy and the need to conduct a competent investigation, confidentiality of whistleblower identity and information reported will be maintained.

         5.       The Company or its legal counsel shall retain reports for five
                  (5) years after termination of employment of the subject of the investigation.

C. ROLE OF THE AUDIT COMMITTEE IN INVESTIGATING ALLEGED IMPROPER ACTIVITIES

         The Audit Committee shall have the principal responsibility for handling the investigation of matters which may constitute Improper Accounting Activities and for handling the investigation of matters which may constitute Improper Activities involving a director or officer. The responsibilities of the Audit Committee shall include:

1.       Completing a preliminary review of the report of Improper Activities.

2. Determining if the report of Improper Activities warrants further action.

3. Determining if there is a conflict or interest or need for additional expertise.

4. Conducting an investigation of the report of Improper Activities. The Audit Committee and/or outside investigators will gather by appropriate means information to establish the facts of the report and shall have access to all Company personnel necessary for conducting such investigation. The Audit Committee has authority to retain and compensate such persons.

5.       Preparing an Investigative Report.


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6.       Assuring that appropriate reporting occurs to the regulatory agencies and others as necessary or as provided by this policy. If criminal activity is detected, consultation with law enforcement authorities will determine the investigation process.

7. Assuring communications and disclosure during the course of the investigation, involving the report of Improper Accounting Activities flows through the Audit Committee, maintaining the confidentiality of the information provided and identity of the whistleblower, any participants and the subject of the investigation to the extent possible.

8. All reports shall be retained for a period of five (5) years by the Company or its legal counsel.

            IV. ROLES, RIGHTS AND RESPONSIBILITIES OF WHISTLEBLOWERS

1. Whistleblowers provide initial information related to a reasonable belief that an Improper Activity has occurred. The motivation of a whistleblower is irrelevant to the consideration of the validity of the allegations. However, the intentional filing of a false report, whether orally or in writing, is itself considered an Improper Activity upon which the Company has the right to act.

2. Whistleblowers shall refrain from obtaining evidence for which they do not have a right of access. Improper access may itself be considered an Improper Activity.

3. Whistleblowers must be candid with the CEO, Audit Committee, investigators or others to whom they make a report of Alleged Improper Activities and shall set forth all known information regarding any reported allegations. Persons making a report of alleged Improper Activities should be prepared to be interviewed by investigators.

4. Anonymous whistleblowers must provide sufficient corroborating evidence to justify the commencement of an investigation. An investigation of unspecified wrongdoing or broad allegations will not be undertaken without verifiable evidentiary support. Because investigators are unable to interview anonymous whistleblowers, it may be more difficult to evaluate the credibility of the allegations and therefore, less likely to cause an investigation to be initiated.

5. Whistleblowers are "reporting parties," not investigators. They are not to act on their own in conducting any investigative activities, nor do they have a right to participate in any investigative activities other than as requested by investigators.

6. Protection of a whistleblower's identity will be maintained to the extent possible within the legitimate needs of law and the investigation. Should the whistleblower self-disclose his or her identity, the Company will no longer be obligated to maintain such confidence.

7. A whistleblower's right to protection from retaliation under Section 806 or other state and federal law does not extend immunity for any complicity in the matters that are the subject of the allegations or an ensuing investigation.

8. Whistleblowers must be informed of the disposition of their disclosure, absent overriding legal or public interest reasons or anonymous reports.

                                 V. RETALIATION

         Under Section 806, the Company may not retaliate against an employee or make changes in employment in retaliation for engaging in any of the protected reporting actions described in this Whistleblower Policy. An employee shall immediately report any alleged or apparent retaliation to the DHR or another Company official whom the reporting employee may reasonably expect to have either responsibility over the affected area or the authority to review the alleged Improper Activity on behalf of the Company. The Company will promptly investigate claims of retaliation and changes in employment that might constitute retaliation against any employee who has engaged in any of the protected activities and take appropriate disciplinary action.